As filed with the Securities and Exchange Commission on December 18, 2024

Registration No. 333-267639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT:

to

FORM S-3

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-267639

UNDER

THE SECURITIES ACT OF 1933

CATALENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8737688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Schoolhouse Road, Somerset, New Jersey 08873

(Address of Principal Executive Offices)

(732) 537-6200

(Registrant’s telephone number, including area code)

Joseph A. Ferraro

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

(Name and address of agent for service)

(732) 537-6200

(Telephone number, including area code, of agent for service)

Copy to:

Todd E. Freed

Richard J. Grossman

Patrick J. Lewis

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) of Catalent, Inc. (the “Company”) which was previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-267639, originally filed with the SEC on September 28, 2022, pertaining to the registration of the offer and sale of an indeterminate number of shares of Company common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, or debt securities.

On December 18, 2024 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of February 5, 2024, by and among the Company, Creek Parent, Inc., a Delaware corporation (“Parent”), a wholly owned subsidiary of Novo Holdings A/S, and Creek Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statement. In accordance with an undertaking made by the Company in the Prior Registration Statement to remove from registration by means of a post-effective amendment any and all securities registered under the Prior Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under the Prior Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Prior Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, New Jersey, on the 18 day of December, 2024.

CATALENT, INC.

By:	/s/ JOSEPH A. FERRARO
	Name:	Joseph A. Ferraro
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.